Exhibit 23.4

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

As independent consultants, Netherland, Sewell & Associates, Inc hereby consents to the incorporation by reference on Form S-4 of W&T Offshore, Inc to be filed on or about November 4, 2011, of information from our reserves report with respect to the reserves of W&T Offshore, Inc dated January 27, 2011, and entitled “Estimate of Reserves and Future Revenue to the W&T Offshore, Inc Interest in Certain Oil and Gas Properties Located in State Waters Offshore Louisiana and Texas and Federal Waters in the Gulf of Mexico as of December 31, 2010”, as referenced in the Annual Report on Form 10-K of W&T Offshore, Inc filed on March 4, 2011, and of information from our reserves report with respect to the reserves of W&T Offshore, Inc dated May 5, 2011, and entitled “Estimate of Reserves and Future Revenue to the Opal Resources LLC Acquisition Interest in Certain Oil and Gas Properties Located in Spraberry Field Wolfberry Trend, Permian Basin Texas as of December 31, 2010”, as referenced in the Current Report on Form 8-K/A of W&T Offshore, Inc filed on July 21, 2011, and to the use of our reports on reserves and the incorporation of our reports on reserves for the years ended 2006, 2007, 2008, and 2009 We also consent to the reference to us under the heading “Experts” in such Registration Statement.

NETHERLAND, SEWELL & ASSCOIATES, INC.

By:	/S/ C.H. (SCOTT) REES III, P.E.
C.H. (Scott) Rees III, P.E.
Chairman and Chief Executive Officer

Dallas, Texas

November 1, 2011